UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934
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USA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)
SHAREHOLDER ADVOCATES FOR VALUE ENHANCEMENT
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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The following press release was distributed on November 19, 2009:
FOR IMMEDIATE RELEASE
Independent Shareholder Committee SAVE Seeks Three Seats on Board of USA Technologies
Urges Shareholders to Disregard the Company’s Proxy Solicitation and Vote for Committee
Nominees
New York, NY, November 19, 2009—Shareholder Advocates for Value Enhancement (SAVE) committee announced today that it is seeking to elect three independent director nominees to the Board of Directors of USA Technologies, Inc. (NASDAQ:USAT) at the Company’s 2009 Annual Meeting of Shareholders on December 15, 2009. SAVE, a group of USAT shareholders unaffiliated with the Company, has today filed preliminary proxy materials with the U.S. Securities and Exchange Commission and expects to commence the solicitation of proxies for its three nominees once those materials have been cleared by the SEC.
     SAVE is being led by Bradley M. Tirpak, one of SAVE’s nominees. Commenting on the filing, Mr. Tirpak noted, “USA Technologies’ shareholders have seen a 95% decline in the value of their common holdings over the last six years. During this period, despite the failure of the Company to report a profit in any quarter, management has received more than $17 million in cash and stock compensation. In fiscal 2009 alone, CEO and Board Chairman George Jensen and Company President Stephen Herbert received compensation totaling more than 14% of the Company’s 2009 revenue.”
     “These results and pay practices were overseen by a Board led by non-independent directors, who we believe have failed to exercise effective oversight on shareholders’ behalf – a Board that has now sought to entrench itself by staggering the Board without shareholder approval and suddenly accelerating the annual meeting by over four months once they heard outside shareholders wanted change,” Mr. Tirpak continued.
     “We are asking USA Technologies’ shareholders to send a clear message to the Company and the Board that change is needed by electing our minority slate of three qualified nominees to the Board. If elected, our nominees will advocate best-in-class corporate governance and an examination of operations with a focus on aligning management interests with those of the common shareholders,” Mr. Tirpak concluded.

     SAVE’s independent nominees are Peter Michel, Alan Gotcher, and Bradley Tirpak. They each have significant industry or financial experience and will work to bring accountability to both the Board and management and align their interests with those of common shareholders.
Shareholders with questions about the solicitation are invited to call Morrow & Co. at 800-662-5200.
ADDITIONAL INFORMATION
On November 19, 2009, Shareholder Advocates for Value Enhancement (SAVE) filed a preliminary proxy statement on Schedule 14A for the election of its slate of director nominees at the annual meeting of Stockholders of USA Technologies, Inc. scheduled to be held on December 15, 2009 (the “Annual Meeting”). Prior to the Annual Meeting, SAVE will furnish a definitive Proxy Statement to shareholders of USA Technologies, Inc., together with a BLUE proxy card. SHAREHOLDERS OF USA TECHNOLOGIES, INC. ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION.
The Proxy Statement and all other soliciting materials filed by SAVE will be available at: WWW.SAVEUSAT.COM.
The Proxy Statement is available at no charge on the SEC’s website at http://www.sec.gov. In addition, Morrow & Co. will provide copies of the Proxy Statement without charge upon request. Requests for copies should be directed to:
Morrow & Co., LLC
Toll Free: 800-662-5200
Banks and Brokerage Firms Call Collect: 203-658-9400
SAVE, its members, Bradley Tirpak and Craig Thomas, and its Director nominees, Bradley Tirpak, Peter Michel and Alan Gotcher (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to SAVE’s nominees. None of the Participants has any direct or indirect interests in the matters to be acted upon at the Annual Meeting other than as a shareholder or a nominee for election as a director of USA Technologies, Inc. Detailed information regarding the names, affiliations and interests of the Participants, including security ownership or otherwise, is available in SAVE’s preliminary Proxy Statement filed by SAVE on November 19, 2009 with the SEC.
ABOUT SHAREHOLDER ADVOCATES FOR VALUE ENHANCEMENT
Shareholder Advocates for Value Enhancement (SAVE) is an independent group of investors in USA Technologies. Inc. (“USAT”), whose members, Bradley M. Tirpak and Craig W. Thomas, are committed to enhancing long-term value for USAT shareholders by advocating for corporate governance, efficient operations and compensation changes. www.saveusat.com.

For more information:
Investors:	Media:
Morrow & Co., LLC	Ketchum
203-658-9400	Judy Brennan
Judith.Brennan@Ketchum.com
312-228-6884
Drew Ferguson
Drew.Ferguson@Ketchum.com
312-228-6872